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                                                                Exhibit 11.1

PSW Technologies, Inc.
Computation of Pro Forma Earnings Per Share


                                         Three Months Ended        Nine Months Ended
                                           September 30,             September 30,
                                      ------------------------   ----------------------
                                         1997        1996          1997       1996
                                      -----------   ----------   ----------  ----------
Net Income........................    $ 1,111,000   $   20,000   $1,942,000  $1,321,000
Pro forma net income..............    $    12,000   $2,432,000   $  819,000

Primary:
Weighted average number of
 common shares outstanding........      8,847,269    5,538,463    6,878,354   5,538,463
Net effect of stock options and
 warrants--based on tresury
 stock method using average
 market price.....................      1,427,392    1,342,350    1,310,199   1,342,350
                                      -----------   ----------   ----------  ----------
Weighted average number of
 common shares and
 equivalents outstanding..........     10,274,661    6,880,813    8,188,553   6,880,813
                                      -----------   ----------   ----------  ----------
                                      -----------   ----------   ----------  ----------
Earnings per share................    $      0.11
                                       ----------
                                       ----------
Pro forma earnings per share......                  $    --       $    0.30  $     0.12
                                                    ----------   ----------  ----------
                                                    ----------   ----------  ----------
Fully diluted:
Weighted average number of
 common shares outstanding........      8,847,269    5,538,463    6,878,354   5,538,463
Net effect of dilutive stock
 options and warrants--based on
 treasury stock method using
 quarter-end market price.........      1,427,392    1,342,350    1,386,397   1,342,350
                                      -----------   ----------   ----------  ----------
Weighted average number of
 common shares and equivalents
 outstanding......................     10,274,661    6,880,813    8,264,751   6,880,813
                                      -----------   ----------   ----------  ----------
                                      -----------   ----------   ----------  ----------
Earnings per share (1)...........      $     0.11
                                       ----------
                                       ----------
Pro forma earnings per share (1)..                  $    --       $    0.29  $     0.12
                                                    ----------   ----------  ----------
                                                    ----------   ----------  ----------
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(1) Fully diluted earnings per share is not disclosed in the financial statements as the resulting dilution is less than 3% of primary pro forma earnings per share.